Exhibit 99.1

PHILADELPHIA CONSOLIDATED HOLDING CORP.
THIRD QUARTER RESULTS
SEPTEMBER 30, 2003

OCTOBER 23, 2003 PRESS RELEASE

Bala Cynwyd, PA — Philadelphia Consolidated Holding Corp. (PHLY-NASDAQ) today reported net income for the third quarter ended September 30, 2003 of $21.0 million ($0.92 diluted and $0.96 basic earnings per share) vs. $2.9 million ($0.13 diluted and $0.13 basic earnings per share) for the same period in 2002. The Company’s 2002 third quarter net income included $15.0 million of pre-tax ($9.750 million after tax, or $0.44 diluted loss per share) reserve strengthening for the residual value line of business. Net income for the quarter ended September 30, 2003 included $0.3 million ($0.01 diluted earnings per share) in after tax realized investment gains vs. $0.1 million ($0.01 diluted earnings per share) in after tax realized investment gains for the same quarter in 2002. Gross written premiums increased 36.1% in the quarter to $286.4 million vs. $210.5 million in the same quarter 2002.

Net income for the nine months ended September 30, 2003 increased 68.0% to $37.8 million ($1.68 diluted and $1.73 basic earnings per share) vs. net income of $22.5 million ($1.01 diluted and $1.04 basis earnings per share) for the same period in 2002. Net income for the nine months ended September 30, 2003 included $0.9 million ($0.04 diluted loss per share) in after tax realized investment losses vs. $2.0 million ($0.09 diluted loss per share) in after tax realized investment losses for the same period in 2002. Gross written premiums increased 36.0% for the nine months to $690.6 million vs. $507.7 million for the same period in 2002. The company’s book value per share at September 30, 2003 was $23.71.

James J. Maguire, Jr., President & CEO said, “We continued to have opportunities that meet our risk selection criteria and pricing guidelines. Gross written premiums were up 36% over the same period last year fueled by continued new business opportunities. In addition, renewal retention levels on accounts meeting our renewal standards exceeded 90% for the quarter. Price increases have begun to moderate signaling more capacity and increased competition, but I’m confident in our ability to continue executing at a high level through the balance of this year and into 2004.”

Press Release
October 23, 2003

The Company will hold its quarterly conference call to discuss third quarter 2003 results today at 3:00 PM EDST. The call is being webcast and may be accessed at the Company’s web site at www.phly.com. The dial-in phone number for the conference call is (800) 915-4836.

This release contains forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of our liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of our reinsurers to pay; and (ix) future terrorist attacks.

Philadelphia Insurance Companies, rated “A+” (Superior) by A.M. Best Company, is a specialty niche Company which markets and underwrites property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2002 annual report, visit our web site at www.phly.com.

Press Release
October 23, 2003

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	As of

	September 30,	December 31,
	2003	2002
	(Unaudited)

ASSETS
INVESTMENTS:
FIXED MATURITIES AVAILABLE FOR SALE AT MARKET (AMORTIZED COST $1,054,193 AND $832,701)	$1,074,520	$854,513
EQUITY SECURITIES AT MARKET (COST $78,665 AND $51,257)	86,441	54,346

TOTAL INVESTMENTS	1,160,961	908,859
CASH AND CASH EQUIVALENTS	90,891	42,002
ACCRUED INVESTMENT INCOME	10,512	8,571
PREMIUMS RECEIVABLE	181,861	130,007
PREPAID REINSURANCE PREMIUMS AND REINSURANCE RECEIVABLES	275,328	151,352
DEFERRED INCOME TAXES	15,313	7,541
DEFERRED ACQUISITION COSTS	54,161	61,272
PROPERTY AND EQUIPMENT, NET	15,182	12,794
GOODWILL	25,724	25,724
OTHER ASSETS	8,767	10,212

TOTAL ASSETS	$1,838,700	$1,358,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
POLICY LIABILITIES AND ACCRUALS:
UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	$593,527	$445,548
UNEARNED PREMIUMS	431,791	306,093

TOTAL POLICY LIABILITIES AND ACCRUALS	1,025,318	751,641
FUNDS HELD PAYABLE TO REINSURER	90,587	—
LOANS PAYABLE	49,750	39,113
PREMIUMS PAYABLE	32,489	33,553
PAYABLE FOR SECURITY PURCHASE	46,690	6,100
OTHER LIABILITIES	72,567	50,104

TOTAL LIABILITIES	1,317,401	880,511

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
PREFERRED STOCK, $.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED, NONE ISSUED AND OUTSTANDING	—	—
COMMON STOCK, NO PAR VALUE, 100,000,000 SHARES AUTHORIZED, 21,984,492 AND 21,868,877 SHARES ISSUED AND OUTSTANDING	280,286	276,945
NOTES RECEIVABLE FROM SHAREHOLDERS	(6,197)	(6,407)
ACCUMULATED OTHER COMPREHENSIVE INCOME	18,267	16,185
RETAINED EARNINGS	228,943	191,100

TOTAL SHAREHOLDERS’ EQUITY	521,299	477,823

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,838,700	$1,358,334

Press Release
October 23, 2003

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

REVENUE:
NET EARNED PREMIUMS	$142,688	$106,146	$412,499	$295,663
NET INVESTMENT INCOME	9,173	9,497	28,348	27,727
NET REALIZED INVESTMENT GAIN (LOSS)	474	199	(1,309)	(2,935)
OTHER INCOME	1,988	419	3,689	435

TOTAL REVENUE	154,323	116,261	443,227	320,890

LOSSES AND EXPENSES:
LOSS AND LOSS ADJUSTMENT EXPENSES	100,645	114,325	328,023	252,003
NET REINSURANCE RECOVERIES	(21,240)	(35,976)	(65,232)	(59,773)

NET LOSS AND LOSS ADJUSTMENT EXPENSES	79,405	78,349	262,791	192,230
ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES	41,542	32,343	120,120	91,221
OTHER OPERATING EXPENSES	2,668	1,632	5,974	4,570

TOTAL LOSSES AND EXPENSES	123,615	112,324	388,885	288,021

INCOME BEFORE INCOME TAXES	30,708	3,937	54,342	32,869

INCOME TAX EXPENSE (BENEFIT):
CURRENT	10,403	2,044	25,392	14,413
DEFERRED	(678)	(999)	(8,893)	(4,066)

TOTAL INCOME TAX EXPENSE	9,725	1,045	16,499	10,347

NET INCOME	$20,983	$2,892	$37,843	$22,522

PER AVERAGE SHARE DATA:
BASIC EARNINGS PER SHARE	$0.96	$0.13	$1.73	$1.04

DILUTED EARNINGS PER SHARE	$0.92	$0.13	$1.68	$1.01

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	21,913,053	21,625,799	21,879,748	21,577,670
WEIGHTED-AVERAGE SHARE EQUIVALENTS OUTSTANDING	787,627	636,828	681,716	716,017

WEIGHTED-AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	22,700,680	22,262,627	22,561,464	22,293,687